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ey.com/ca

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

7 April 2009

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated April 6, 2009, of Destiny Media Technologies Inc. and are in agreement with the statements contained in section (a) paragraphs (i), (ii), (iv), (v) and (vi) on page 2 therein. We have no basis to agree or disagree with paragraph (a) (iii) regarding whether the decision to change principal independent accountants has been approved by the Company's audit committee and its board of directors. We also have no basis to agree or disagree with the statements contained in section (b) on page 2 therein other than the name of the successor accounting firm.

Regarding the registrant's statement concerning the lack of internal controls to prepare financial statements, included in section (a) (v) on page 2 therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audit of the registrant's 2008 financial statements.

Ernst & Young LLP

Ernst & Young LLP
Vancouver, Canada